EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2010 THIRD QUARTER RESULTS

White Plains, New York – November 1, 2010 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income for the third quarter ended September 30, 2010 of $8.0 million, or $0.36 per diluted share, compared to $7.2 million, or $0.33 per diluted share, for the 2009 third quarter. Results for the 2010 third quarter include an after tax non-cash gain of $0.6 million related to a required quarterly adjustment to previously estimated future earn-out payments on acquisitions. Excluding this gain, diluted earnings per share was $0.33.

Net sales in the third quarter of 2010 reached $147 million, 21 percent higher than the $122 million of net sales in the third quarter of 2009. This sales increase was largely the result of a 17 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, Drew’s primary market. Drew’s RV Segment represented 83 percent of Drew’s consolidated net sales in the 2010 third quarter. In addition, primarily as a result of new products, market share gains, and recent acquisitions, the Company’s product content for RVs increased 9 percent for the 12 months ended September 30, 2010, compared to the year-earlier period. Industry-wide production of manufactured homes in the third quarter of 2010 are estimated to have been level with last year.

“As in the second quarter of 2010, operating results this quarter were impacted by fluctuations in raw material costs,” said Fred Zinn, Drew’s President and CEO. “Raw material costs as a percent of sales were low in the third quarter of 2009, and remained low in the 2009 fourth quarter, affecting comparisons of third, and likely, fourth quarter 2010 operating results to year-earlier periods. Volatility in raw material costs has become the norm, and we’ve learned to respond effectively. Further, over the years our operating management has been highly successful at improving operating efficiencies in all facets of our business, and we expect to continue to make progress in this area.”

“Drew’s long-term success has been based on market share gains and new product development, and we have a great line-up of new products,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “So far this year, we have announced a series of new patent-pending RV products, including an innovative wall slide-out mechanism, new leveling devices, a new power roof lift for tent campers, and an advanced remote locking system for entry doors. We’ve also acquired an operation with the capability to customize standard chassis for motorhomes, transit buses and specialized commercial trucks. Each of these developments presents exciting opportunities to continue increasing our content per RV, and to explore other markets.”

“Retail sales of travel trailer and fifth-wheel RVs in the United States and Canada have shown solid year-over-year increases each month from March through August 2010, the last month for which this retail data is available,” said Zinn. “During this six-month period, retail sales of these types of RVs increased 13 percent compared to the same period in 2009. In addition, published data indicates that combined U.S. and Canadian retail sales of travel trailer and fifth-wheel RVs exceeded wholesale production by approximately 11,500 units between April and August 2010, alleviating concerns about dealer inventory levels. However, recent dealer surveys, as well as the 8 percent year-over-year decline in industry-wide production of travel trailer and fifth-wheel RVs for September, indicate that RV dealers are cautious about their purchases and inventory levels during this seasonally slower period. Therefore, we believe increases in dealer inventories of the magnitude experienced in the fourth quarter of 2009 are unlikely to recur. Most important for the longer-term, retail demand is the key, especially with lower dealer inventories.  Therefore, continuation of the positive trend in retail sales, which we experienced this summer, would spur dealer orders and factory production in 2011.”

“Each quarter we are required to re-evaluate the fair value of the liability for estimated earn-out payments related to recent acquisitions, based upon the projected timing and extent of future sales,” said Joseph Giordano, Drew’s CFO and Treasurer. “Our third quarter re-evaluations resulted in a $1 million reduction in the fair value of such estimated liabilities, because the earn-out payments are projected to be made later than originally expected, which reduces the present value of the liability. This resulted in an after–tax gain of $0.6 million, or $0.03 per diluted share, this quarter.”

Because of the seasonality of the RV and manufactured housing industries, historically, the Company’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because of increases in RV dealer inventories during the fourth quarter of 2009 and the first quarter of 2010, seasonal industry trends have been different than in prior years. Due to the uncertain economic environment, seasonal trends over the next few quarters may continue to be different than historical norms.

Drew’s sales in October 2010 were approximately $40 million, a 2 percent decline from last October’s sales. In 2009, fourth quarter sales were aided by RV dealer inventory restocking.

“Our continuous focus on profitable growth through increases in our content per RV, as well as production efficiencies has enabled us to outperform the RV market,” said Zinn. “While this repetitive message may not make for good headlines, our consistent long-term results do. Our strong balance sheet, with no debt and $57 million in cash and U.S. Treasury Bills, after investing $22 million for four acquisitions during the first nine months of 2010, puts us in an advantageous position to continue this success by investing in growth opportunities, including acquisitions, in our existing business and similar markets, as well as new capacity and productivity improvements. As always, we will be prudent about how and where we invest, but we are ready to use our resources for appropriate opportunities to further improve our operating results and growth potential.”

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:

●	Towable steel chassis	●	Aluminum windows and screens
●	Towable axles and suspension solutions	●	Chassis components
●	Slide-out mechanisms and solutions	●	Furniture and mattresses
●	Thermoformed bath, kitchen and other products	●	Entry and baggage doors
●	Toy hauler ramp doors	●	Entry steps
●	Manual, electric and hydraulic stabilizer and lifting systems	●	Other accessories

To a lesser extent, Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

The RV Segment represented 83 percent of Drew’s consolidated net sales in the third quarter of 2010, up from 80 percent in the 2009 third quarter. More than 90 percent of RV Segment net sales are components for travel trailer and fifth-wheel RVs, with the balance primarily comprising components for motorhomes and mid-size buses, and sales of specialty trailers and axles for specialty trailers. Travel trailers and fifth-wheel RVs accounted for 84 percent of all RVs shipped by the industry in the third quarter of 2010.

RV Segment net sales in the third quarter of 2010 increased 26 percent compared to the 2009 third quarter.  Drew’s sales growth exceeded the 17 percent increase in industry-wide wholesale production of travel trailers and fifth-wheel RVs, largely due to the Company’s market share gains and new product introductions. Content per travel trailer and fifth-wheel RV for the 12 months ended September 2010 reached approximately $2,196, compared to $2,023 for the 12 months ended September 2009, an increase of 9 percent.

RV Segment operating profit in the third quarter of 2010 increased $0.9 million compared to the same period in 2009. This operating profit increase was 4 percent of the increase in net sales, significantly less than the Company’s expected 20 percent incremental margin, primarily because raw material costs were unusually low in the 2009 third quarter. Raw material costs as a percent of sales were approximately the same in the third quarter of 2010 as they were in the second quarter of 2010.

“Due to greater than anticipated increases in the demand for certain RV products this spring and summer, operating results in the third quarter of 2010 were impacted by approximately $1 million of excess production costs, down from approximately $2 million of such excess costs in the second quarter,” said Scott Mereness, President of Lippert Components and Kinro. “We have taken significant steps to control these costs, including adding production capacity, and improving production flow and material usage. As a result, we will be better prepared for a ramp up in demand next year and expect to achieve improved production efficiencies in these product areas.”

Manufactured Housing Products Segment
Drew supplies the following components for manufactured homes:
●	Vinyl and aluminum windows and screens	●	Steel chassis
●	Thermoformed bath and kitchen products	●	Steel chassis parts
●	Steel and fiberglass entry doors	●	Axles
●	Aluminum and vinyl patio doors

Drew reported third quarter 2010 net sales of $25 million for its Manufactured Housing Segment, the same as in the third quarter of 2009. Drew’s content in the average manufactured home produced in the 12 months ended September 2010 was estimated to be $1,395, consistent with the $1,397 reported for the 12 months ended September 2009. While industry-wide production of manufactured homes in the third quarter of 2010 is estimated to be about the same as last year, shipments of larger, multi-section homes, in which the Company has more content, declined. The impact of this industry decline on MH Segment sales was offset by increased sales of replacement parts in the aftermarket.

MH Segment operating profit in the third quarter of 2010 increased $0.5 million compared to the same period in 2009, despite level sales. This profit improvement was primarily the result of lower overhead and administrative costs.

Balance Sheet and Other Items

“Accounts receivable balances remain current, with less than 21 days sales outstanding at September 30, 2010,” said Giordano. “While inventory balances increased $5 million during the quarter, we turned inventory nearly seven times, on an annualized basis, and finished goods on hand represented less than a two-week supply.”

Goodwill and other intangible assets increased by $7 million and $20 million, respectively, since December 31, 2009, primarily as a result of the four acquisitions completed this year. The $8 million increase in other long-term liabilities since the end of 2009 represents largely the estimated future earn-outs related to these acquisitions.

Capital expenditures were $3.2 million in the 2010 third quarter, while depreciation and amortization aggregated $4.3 million. The Company estimates that for the full year 2010 capital expenditures will be $11 million to $13 million, and depreciation and amortization will be approximately $17 million. The Company has eight owned facilities and vacant land, with an aggregate book value of $12 million, available for sale, of which four facilities are currently leased to third parties.

Non-cash stock-based compensation was $0.9 million in the third quarter of 2010, and the Company estimates that stock-based compensation will be approximately $4 million for the full year.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its third quarter 2010 earnings conference call on the Company’s website, www.drewindustries.com, beginning on Monday, November 1, 2010 at 11:00 a.m. Eastern Time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 38944294. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms and leveling devices for RVs, and trailers primarily for hauling boats. Currently, from 25 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin) and other components, availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention and concentration of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

(In thousands, except per share amounts)	Nine Months Ended September 30,		Three Months Ended September 30,		Last Twelve
	2010	2009	2010	2009	Months

Net sales	$466,552	$293,248	$146,833	$121,666	$571,143
Cost of sales	363,467	238,895	114,965	93,692	443,701
Gross profit	103,085	54,353	31,868	27,974	127,442
Selling, general and administrative expenses. .	62,337	50,331	19,248	16,721	81,495
Goodwill impairment	-	45,040	-	-	-
Other (income)	(79)	(260)	(79)	(60)	(57)
Operating profit (loss)	40,827	(40,758)	12,699	11,313	46,004
Interest expense, net	168	614	28	179	343
Income (loss) before income taxes	40,659	(41,372)	12,671	11,134	45,661
Provision (benefit) for income taxes	15,757	(14,415)	4,689	3,945	17,855
Net income (loss)	$24,902	$(26,957)	$7,982	$7,189	$27,806

Net income (loss) per common share:
Basic	$1.13	$(1.24)	$0.36	$0.33	$1.26
Diluted	$1.12	$(1.24)	$0.36	$0.33	$1.25

Weighted average common shares outstanding:
Basic	22,118	21,724	22,129	21,847	22,103
Diluted	22,262	21,724	22,262	21,994	22,248

Depreciation and amortization	$12,726	$14,337	$4,269	$5,025	$16,857
Capital expenditures	$7,706	$1,915	$3,235	$822	$8,898

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands)	2010	2009	2010	2009

Net sales
RV Segment	$390,678	$228,114	$122,052	$96,953
MH Segment	75,874	65,134	24,781	24,713
Total net sales	$466,552	$293,248	$146,833	$121,666
Operating profit (loss)
RV Segment	$37,997	$9,490	$11,104	$10,205
MH Segment	8,241	1,809	2,939	2,397
Total segment operating profit	46,238	11,299	14,043	12,602
Corporate	(5,814)	(4,930)	(1,870)	(1,752)
Goodwill impairment	-	(45,040)	-	-
Other items	403	(2,087)	526	463
Total operating profit (loss)	$40,827	$(40,758)	$12,699	$11,313

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	September 30,		December 31,
(In thousands, except ratios)	2010	2009	2009

Current assets
Cash and cash equivalents	$41,213	$44,932	$52,365
Short-term investments	15,993	1,999	12,995
Accounts receivable, trade, less allowances	31,329	27,728	12,541
Inventories	74,121	57,184	57,757
Prepaid expenses and other current assets	16,030	15,647	13,793
Total current assets	178,686	147,490	149,451
Fixed assets, net	80,215	83,263	80,276
Goodwill	7,497	-	-
Other intangible assets, net	59,171	40,518	39,171
Deferred taxes	16,532	14,922	16,532
Other assets	3,456	3,072	2,635
Total assets	$345,557	$289,265	$288,065
Current liabilities
Accounts payable, trade, accrued expenses and other current liabilities	$57,458	$41,088	$35,707
Total current liabilities	57,458	41,088	35,707
Other long-term liabilities	16,569	8,659	8,243
Total liabilities	74,027	49,747	43,950
Total stockholders’ equity	271,530	239,518	244,115
Total liabilities and stockholders’ equity	$345,557	$289,265	$288,065

Current ratio	3.1	3.6	4.2
Total indebtedness to stockholders’ equity	-	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2010	2009

Cash flows from operating activities:
Net income (loss)	$24,902	$(26,957)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	12,726	14,337
Deferred taxes	-	(15,660)
(Gain) loss on disposal of fixed assets and other non-cash items	(971)	1,549
Stock-based compensation expense	2,787	3,043
Goodwill impairment	-	45,040
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(18,780)	(19,815)
Inventories	(16,650)	38,108
Prepaid expenses and other assets	(2,431)	1,830
Accounts payable, accrued expenses and other liabilities	18,835	3,600
Net cash flows provided by operating activities	20,418	45,075

Cash flows from investing activities:
Capital expenditures	(7,706)	(1,915)
Acquisitions of businesses	(21,900)	(1,709)
Proceeds from sales of fixed assets	1,593	959
Purchases of short-term investments	(20,985)	(1,999)
Proceeds from maturities of short-term investments	18,000	-
Other investing activities	(293)	(25)
Net cash flows used for investing activities	(31,291)	(4,689)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	-	5,775
Repayments under line of credit and other borrowings	-	(14,458)
Exercise of stock options and deferred stock units	190	4,554
Purchase of treasury stock	(464)	-
Other financing activities	(5)	(17)
Net cash flows used for financing activities	(279)	(4,146)

Net (decrease) increase in cash	(11,152)	36,240
Cash and cash equivalents at beginning of period	52,365	8,692
Cash and cash equivalents at end of period	$41,213	$44,932